Exhibit 4.24

English Translation

Software Development and Maintenance Agreement

THIS SOFTWARE DEVELOPMENT AND MAINTENANCE AGREEMENT (“this Agreement”) is entered into by the two parties below in Changsha, the People’s Republic of China on and as of June 8, 2011:

Party A: Changsha Little New Star Animation Digital Technology Co., Ltd. (“Animation Digital”)

Residence: 3/F, Block 5, Xiangshu Yuan, 8 Lu Gu Lu Tian Road, Gao Xin Kai Fa District, Changsha

Party B: Changsha Leisen Education Software Co., Ltd. (“Leisen Education”)

Residence: Changsha Technology Chengguo Zhuanhua Base, 2 Lu Gu Lu Jing Road, Gao Xin Kai Fa District, Changsha

WHEREAS:

1.	Party A is a wholly foreign-owned enterprise duly incorporated in Changsha, the People’s Republic of China (“China”) and validly existing under Chinese laws; is mainly engaged in the development, establishment, and sale of animation software, online gaming software, educational and learning software, and other computer software and cultural products; and has rich experience and resources in respect of the technical support and management relating to said businesses;

2.	Party B is a limited liability company incorporated in Changsha, China and validly existing under Chinese laws, and is mainly engaged in the development and manufacture of educational software, the provision of other related technical services for educational software, the sale of audio products, the retail of electronic publications, and other related businesses;

3.	Party B is the owner and operator of the Animation Digital website (the “Animation Digital Website”, domain name: www.littlestar.com.cn) and hopes to, pursuant to the terms and conditions of this Agreement, appoint party A to provide follow-up software maintenance management services for all relevant software required by the Animation Digital Website.

NOW, THEREFORE, through negotiations, both parties hereby agree as follows:

1.	Software Development Service and Maintenance Management

1.1	Subject to the terms and conditions of this Agreement, Party B hereby agrees to appoint Party A as its exclusive software development and maintenance management service provider to furnish to Party B the development service and maintenance management service regarding all computer software relating to its operation of the Animation Digital Website (the “Software”), including, but not limited to:

1.1.1	Develop dedicated network management platforms;

1.1.2	Develop enterprise management systems;

1.1.3	Offer software solutions based on the requirements raised by Party B regularly;

1.1.4	Install and maintain the systems used by Party B;

1.1.5	Regularly upgrade the systems used by Party B;

1.1.6	Provide the daily management and maintenance of the Animation Digital Website;

1.1.7	At Party B’s request, provide regular technical training for Party B’s technicians;

1.1.8	According to the provisions of this Agreement, authorize the relevant software over which it has ownership and intellectual property rights to Party B for exclusive use.

1.2	Under this Agreement, Party B’s appointment of and authorization to Party A shall be sole, exclusive and irrevocable. Without Party A’s prior written consent, Party B shall not accept the software development and maintenance management services provided by any third parties (including its shareholder).

1.3	Party A shall perform the design and development of the Software according to Party B’s requirements and after initial completion, inform Party B so that Party B may begin trial operation. Prior to trial operation, Party B shall complete the arrangements for the operating environment of the Software, including computer, operating system, network hardware equipment, etc. During trial operation, Party A shall provide relevant guidance and training at Party B’s request and assist Party B in formal operation after completion of trial operation.

1.4	Both parties agree that after Party A completes the development of the Software according to the provisions of this Agreement, it shall have all the ownership and intellectual property rights of such Software, but shall grant to Party B an exclusive license to use such Software within the term of this Agreement.

1.5	Party A shall have all the ownership and intellectual property rights of the improvements made by it to the Software within the term of this Agreement, but Party A agrees to grant to Party B an exclusive license to use such improvements. The forms of calculation and payment of the royalties of such improvements are to be agreed upon by both parties.

2.	Service Fee and Terms of Payment

2.1	Considering that the software development and maintenance management provided by Party A are directly related to all respects of the operation of the Animation Digital Website by Party B, Party B agrees to pay a service fee to Party A annually, at a rate of 40% of all Party B’s annual operating revenue during the term of this Agreement. Upon expiry of this Agreement, if both parties agree to continue cooperation, the calculation and form of payment of service fee are to be agreed upon by both parties.

2.2	Within the term of this Agreement, Party B shall provide relevant financial data or statements to Party A within 30 days from the end of each fiscal year. Upon confirmation, Party A shall timely provide relevant invoices to Party B. Within 30 days after receiving said invoices, Party B shall pay the annual service fee to the bank account designated by Party A.

Name of account opening bank designated by Party A: Jiefang West Road Branch, China Construction Bank

Name of account holder: Changsha Little New Star Animation Digital Technology Co., Ltd.

Account number: 4430 1700 6610 5250 1906

3.	Representations and Warranties

3.1	Party A hereby makes the following representations and warranties:

3.1.1	Party A is a wholly foreign-owned enterprise incorporated and validly existing under Chinese laws.

3.1.2	The execution and performance of this Agreement by Party A have been duly authorized by all necessary corporate actions on the part of Party A and have obtained the consents and approvals from third parties or governments. Nothing contained herein violates the laws or internal regulations binding upon or influencing Party A.

3.1.3	All the facts disclosed by Party A to Party B and relevant Chinese supervisory departments regarding the execution and performance of this Agreement are free of false information or any significant issues that must be disclosed, but is not disclosed.

3.1.4	Once this Agreement becomes effective, it constitutes a legal, valid, and binding obligation enforceable against Party A in accordance with its provisions.

3.2	Party B hereby makes the following representations and warranties:

3.2.1	Party B is a limited liability company incorporated and validly existing under Chinese laws.

3.2.2	The execution and performance of this Agreement by Party B have been duly authorized by all necessary corporate actions on the part of Party B and have obtained the consents and approvals from third parties or governments. Nothing contained herein violates the laws or internal regulations binding upon or influencing Party B.

3.2.3	All the facts disclosed by Party B to Party A and relevant Chinese supervisory departments regarding the execution and performance of this Agreement are free of false information or any significant issues that must be disclosed, but is not disclosed.

3.2.4	Once this Agreement becomes effective, it constitutes a legal, valid, and binding obligation enforceable against Party B in accordance with its provisions.

4.	Confidentiality

4.1	Party B shall keep in confidence any and all Party A’s technical data and information accessible or made available to it owing to the software services under this Agreement (“Confidential Information”), regardless of whether Party A has taken confidentiality actions or not. Without the prior written consent of Party A, Party B shall not disclose, divulge, or transfer Confidential Information to any third parties or use it for the benefit of any third parties.

4.2	Party B guarantees that it will make Confidential Information accessible to its employees, consultants and agents on a need-to-know basis only for the purpose of performing this Agreement and further guarantees that such employees, consultants, and agents will undertake the same confidentiality obligations as those specified herein. Any breach of confidentiality obligations by any of such personnel shall be deemed as a breach hereof by Party B. In this case, Party B shall undertake the defaulting liabilities under this Agreement to Party A.

4.3	Upon termination of this Agreement, Party B shall return to Party A or destroy all documents and other carriers incorporating Confidential Information at Party A’s option Any memory device of Party B shall not retain or use such Confidential Information.

4.4	Both parties agree that this Article will survive the change, termination and expiry of this Agreement.

5.	Infringement

5.1	Should any of the following situations be known to Party B, it shall timely provide details and necessary information to Party A and take further actions according to Party A’s instructions:

5.1.1	A third party questions or makes a claim for the ownership or intellectual property rights of the Software; or.

5.1.2	A third party applies for the registration of or uses copied or imitated Software in China or other countries;

5.2	Should any of the situations as set forth in Article 5.1 hereof occur, Party A shall be entitled to take or entrust Party B to take relevant legal actions (including, but not limited to, relevant administrative proceedings and/or judicial proceedings). The assumption of relevant expenses arising when Party B takes relevant legal actions according to Party A’s instructions is to be agreed upon by Party A and Party B:

6.	Effectiveness and Term

6.1	This Agreement shall be signed and go into effect as of the date first above written. This Agreement shall be valid for ten (10) years, unless terminated prematurely according to Article 7 below.

6.2	This Agreement may be automatically extended for another year if neither party makes a written objection prior to the expiry of this Agreement.

6.3	Upon expiry of the term of this Agreement or if this Agreement is prematurely terminated prematurely according to Article 7 below, articles 3.2, 4, 5, 8 and 10 shall remain in full force and effect.

7.	Premature Termination

7.1	Should any of the following cases occur with Party B, Party A shall be entitled to terminate this Agreement with immediate effect upon giving a written notice to Party B:

7.1.1	Party B transfers, sublicenses, leases, donates, pledges, puts under the custody of, uses as a contribution in kind or otherwise disposes of any of its rights and/or obligations under this Agreement to any third parties

7.1.2	Party B applies for the registration of copied or imitated Software in China or any other countries or assists any third parties in doing so;

7.1.3	Party B questions, denies, or institutes administrative or judicial proceedings about the ownership or other intellectual property rights of the Software in China or any other countries or regions, or assists any third parties in doing so;

7.1.4	Party B is wound up, dissolved, or involved in liquidation proceedings; files an application for bankruptcy; an application for bankruptcy is filed against it; or its business license is canceled or otherwise.

7.2	Notwithstanding the foregoing, in the event that Party B breaches any of its other obligations or its representations and warranties under this Agreement, or its representations and warranties are inconsistent with the actual situation, and Party B fails to cure such breach within 30 days after receiving Party A’s written notice, Party A may terminate this Agreement with immediate effect upon giving a written notice to Party B.

7.3	Within the term of this Agreement, Party A may terminate this Agreement at any time upon a 30-day prior written notice to Party B.

7.4	In case this Agreement is prematurely terminated, Party B shall immediately cease using the Software and return Confidential Information according to Article 4.3 hereof.

8.	Defaulting Liabilities

Where either party (the “Breaching Party”) breaches any of its representations, warranties, rights or obligations under this Agreement, thus causing economic losses to the other party, the other party (the “Non-Breaching Party”) shall be entitled to request it to cure its breach and compensate the direct economic losses thus incurred to the Non-Breaching Party.

9.	Force Majeure

9.1	An Event of Force Majeure means any event that is unforeseeable to or that is foreseeable but whose happening and consequences are unavoidable by and insurmountable to either party, including, but not limited to, wars or natural disasters, but insufficiency of credit standing, funds or financing shall not be regarded as an Event of Force Majeure. Depending on the special nature of computer network, Events of Force Majeure shall include any of the following events affecting the normal operation of the computer network of either party:

9.1.1	Hacker attacks or computer virus invasions;

9.1.2	Serious interruptions caused by the technical adjustments of the telecommunications department; or

9.1.3	Interim interruptions caused by government control.

9.2	Should the performance of this Agreement be delayed or hindered due to any Event of Force Majeure as defined above, the prevented party shall be exempt from any liability under this Agreement to the extent of the portion being delayed or hindered, provided, however, that the prevented party makes all reasonable efforts to perform this Agreement or reduce the impact of such Event of Force Majeure. Once the cause for such exemption is corrected and remedied, both parties agree to do their best to resume the performance of this Agreement.

10.	Settlement of Disputes

Any dispute arising in connection with the interpretation and performance of the provisions of this Agreement shall be settled by both parties in good faith and through amicable negotiations. In case no settlement can be reached by both parties within thirty (30) days after either party makes a request for dispute resolution through negotiations, either party may submit such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”), South China Sub-Commission, for arbitration in accordance with CIETAC’s arbitration rules then in effect. The seat of arbitration shall be Shenzhen and language of proceedings shall be Chinese. The arbitral award shall be final and binding upon both parties.

11.	Notices

Any notice or other communications required to be made under or pursuant to this Agreement shall be written in Chinese and deemed to be received when delivered to the concern party or both parties at following addresses by hand delivery, registered mail, prepaid mail, recognized courier service, or fax:

Party A: Changsha Little New Star Animation Digital Technology Co., Ltd.

Address: 3/F, Block 5, Xiangshu Yuan, 8 Lu Gu Lu Tian Road, Gao Xin Kai Fa District, Changsha

Party B: Changsha Leisen Education Software Co., Ltd.

Address: Changsha Technology Chengguo Zhuanhua Base, 2 Lu Gu Lu Jing Road, Gao Xin Kai Fa District, Changsha

12.	Applicable Law

The validity, performance and interpretation of this Agreement shall be governed by Chinese laws.

13.	Amendment and Supplement

This Agreement may be amended or supplemented, from time to time, by both parties by a written instrument. All amendments and supplements to this Agreement duly signed by both parties shall form an integral part of this Agreement and have the same legal effect as this Agreement.

14.	Severability

Should any provision of this Agreement be held to be invalid or unenforceable under applicable law, such provision shall be invalid or unenforceable only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remainder of this Agreement.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, both parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Party A: Changsha Little New Star Animation Digital Technology Co., Ltd.

[Chop of Changsha Little New Star Animation Digital Technology Co., Ltd. is affixed]

Authorized Representative: /s/ Benguo Tang

Party B: Changsha Leisen Education Software Co., Ltd.

[Chop of Changsha Leisen Education Software Co., Ltd. is affixed]

Authorized Representative: /s/ Xu Qin